CONFIDENTIAL SEPARATION AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS
     This Confidential Separation Agreement and General Release of All Claims (“Separation Agreement”) is made by and between OpenTV Corp. (“Company”) and James Chiddix (“Executive”) with respect to the following facts:
     A. Pursuant to an Employment Agreement between the above referenced parties dated March 23, 2004, (“Employment Agreement”), Executive was employed by Company as Chief Executive Officer and served as Chairman of its Board of Directors. However, Executive and Company have agreed to the following terms of this Separation Agreement with respect to Executive’s separation from employment. Accordingly, Executive acknowledges and agrees that upon execution of this Separation Agreement, the Employment Agreement shall be null and void and of no force or effect, provided, however, the Employee Proprietary Information and Inventions Agreement, signed by Executive and referenced therein, shall remain in full force and effect. In consideration for the benefits offered to the Executive under this Separation Agreement, Executive waives and relinquishes any and all rights and claims under the Employment Agreement. The parties further agree that this Separation Agreement supersedes the Employment Agreement and any other prior agreements between the parties which purport to govern the terms and conditions of Executive’s employment and separation from employment with Company.
     B. Executive’s employment with OpenTV ceased effective April 17, 2007 (“Separation Date”). At that time, Executive received all wages due, including payment of all accrued but unused vacation, and reimbursement for all expenses through the Separation Date.
     C. Executive resigned his position as Chairman of the Board, but retains his position as a Director and has been appointed as Vice Chairman of the Board.
     D. Upon approval by the Board of Director’s, during Executive’s service as a Director, Executive will receive annual Director and Vice Chairman fees in the amount of One Hundred Thousand Dollars ($100,000.00), will be permitted to participate as a Director in Company’s group health plan as long as he remains eligible, and will be permitted reasonable use of an office space at Company’s San Francisco office.
     E. Executive and Company are parties to two Stock Option Agreements dated March 23, 2004 (the “Option Agreements”), granting Executive the right to purchase a combined total of one million five hundred thousand (1,500,000) shares of Company’s Class A Ordinary Shares (collectively, the “Option”), subject to the vesting schedules and other restrictions on exercise as set forth in the Option Agreements and Company’s 2003 Incentive Plan (the “Stock Option Plan”).
     F. The parties desire to settle all claims and issues that have, or could have been raised, in relation to Executive’s employment with Company and arising out of or in any way related to the acts, transactions or occurrences between Executive and Company to date, including, but not limited to, Executive’s employment with Company or the termination of that employment, on the terms set forth below.
     THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

     1. Severance Package. Company agrees to provide Executive with the following payments and benefits (“Severance Package”) to which he is not otherwise entitled. Executive acknowledges and agrees that this Severance Package constitutes adequate legal consideration for the promises and representations made by him in this Separation Agreement.
          1.1 Severance Payment. Company agrees to pay Executive the equivalent of 12 months base salary, or Four Hundred Seventy-Five Thousand Seven Hundred Eighty-One Dollars ($475,781.00) less all appropriate federal and state income and employment taxes and other lawful deductions (“Severance Payment”). The Severance Payment will be made in a lump sum payment on or as soon as administratively practicable after January 2, 2008.
          1.2 Supplemental Payment. Company agrees to provide Executive with a supplemental severance payment in the amount of Ten Thousand Five Hundred Seventy-Three Dollars ($10,573.00), less all appropriate federal and state income and employment taxes and other lawful deductions, on or as soon as administratively practicable after January 2, 2008.
          1.3 Termination of Option. Executive hereby surrenders the Option to Company and relinquishes any and all rights and claims under the Option Agreements effective upon the Effective Date. Executive agrees that the Option shall terminate as of the Effective Date as to all outstanding shares (whether vested or unvested) subject to the Option. Executive agrees that the Option and the Option Agreements shall be null and void and of no further force or effect as of and subsequent to the Effective Date.
          1.4 Bonus Payment. Company shall make a bonus payment to Executive in the amount of One Hundred Sixty Seven Thousand Two Hundred Nineteen Dollars ($167,219), less all appropriate federal and state income and employment taxes and other lawful deductions, on or as soon as administratively practicable after the Effective Date.
     2. Section 409A Compliance. The parties intend for this Separation Agreement and the Employment Agreement (collectively, this “Agreement”) to satisfy the requirements of Section 409A of Internal Revenue Code of 1986, as amended, and all applicable guidance promulgated thereunder (together, “Section 409A”) by virtue of being paid at a specified time (or specified times) or pursuant to a fixed schedule, and this Agreement shall be construed and interpreted accordingly. This Separation Agreement shall operate as a timely amendment to the Employment Agreement to bring the Employment Agreement into good faith compliance with Section 409A and shall replace and supersede any inconsistent provisions of the Employment Agreement.
          2.1 To ensure satisfaction of the requirements of Section 409A(b)(3) of the Internal Revenue Code of 1986, as amended, assets shall not be set aside, reserved in a trust or other arrangement, or otherwise restricted for purposes of the payment of amounts payable under this Agreement.
          2.2 Company hereby informs Executive that the federal, state, local and/or foreign tax consequences (including without limitation those tax consequences implicated by Section 409A) of this Agreement are complex and subject to change. Executive hereby acknowledges that Company has advised him that he should consult with his own personal tax or financial advisor in connection with this Agreement and its tax consequences. Executive understands and agrees that Company has no obligation and no responsibility to provide Executive with any tax or other legal advice in connection with this Agreement. Executive agrees that he shall bear sole and exclusive responsibility for any and all adverse federal, state, local and/or foreign tax consequences (including without limitation those tax consequences implicated by Section 409A) of this Agreement.
     3. General Release.
          3.1 Executive unconditionally, irrevocably and absolutely releases and discharges Company, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Company, past and present, as well as Company’s employees, officers, directors, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Executive’s employment with Company, the termination of Executive’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Executive’s employment with Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of the California Labor Code or the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964 and the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, and all claims for attorneys’ fees, costs and expenses. However, this General Release is not intended to bar any claims that, by statute, may not be waived, such as claims for workers’ compensation benefits, unemployment insurance benefits, statutory indemnity, and any challenge to the validity of Executive’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Agreement.
          3.2 Executive acknowledges that he may discover facts or law different from, or in addition to, the facts or law that he knows or believes to be true with respect to the claims released in this Separation Agreement and agrees, nonetheless, that this Separation Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.
          3.3 Executive declares and represents that he intends this Separation Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Executive intends the release herein to be final and complete. Executive executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.
          3.4 Executive expressly waives Executive’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Executive or on Executive’s behalf, related in any way to the matters released herein.
     4. California Civil Code Section 1542 Waiver. Executive expressly acknowledges and agrees that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST

HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
     5. Representation Concerning Filing of Legal Actions. Executive represents that, as of the date of this Separation Agreement, he has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Company or any of the other Released Parties in any court or with any governmental agency.
     6. Nondisparagement. Executive agrees that he will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Company or any of the other Released Parties.
     7. Confidentiality and Return of Company Property.
          7.1 Confidential Separation Information. Executive agrees that the terms and conditions of this Separation Agreement, as well as the discussions that led to the terms and conditions of this Separation Agreement (collectively referred to as the “Confidential Separation Information”) are intended to remain confidential between Executive and Company. Executive further agrees that he will not disclose the Confidential Separation Information to any other persons, except that Executive may disclose such information to his immediate family members and to his attorney(s) and accountant(s), if any, to the extent needed for legal advice or income tax reporting purposes. When releasing this information to any such person, Executive shall advise the person receiving the information of its confidential nature. Neither Executive, nor anyone to whom the Confidential Separation Information has been disclosed will respond to, or in any way participate in or contribute to, any public discussion, notice or other publicity concerning the Confidential Separation Information. Without limiting the generality of the foregoing, Executive specifically agrees that neither he, his immediate family, his attorney nor his accountant, if any, shall disclose the Confidential Separation Information to any current, former or prospective employee of Company. Nothing in this section will preclude Executive from disclosing information required in response to a subpoena duly issued by a court of law or a government agency having jurisdiction or power to compel such disclosure, or from giving full, truthful and cooperative answers in response to a duly issued subpoena.
          7.2 Confidential and Proprietary Information. Executive also agrees that he will not use, remove from Company’s premises, make unauthorized copies of or disclose any confidential or proprietary information of Company or any affiliated or related entities, including but not limited to, their trade secrets, copyrighted information, customer lists, any information encompassed in any research and development, reports, work in progress, drawings, software, computer files or models, designs, plans, proposals, marketing and sales programs, financial projections, and all concepts or ideas, materials or information related to the business or sales of Company and any affiliated or related entities that has not previously been released to the public by an authorized representative of those companies.
          7.3 Continuing Obligations. Executive has signed an Employee Proprietary Information and Inventions Agreement and understands that certain terms and conditions of that agreement survive the termination of Executive’s employment. As such, Executive agrees to comply with the continuing obligations set forth in the surviving provisions of the Employee Proprietary Information and Inventions Agreement.

          7.4 Return of Company Property. By signing this Separation Agreement, Executive represents and warrants that he has returned to Company all Company property, including all confidential and proprietary information, as described in paragraph 7.2 above, and all materials and documents containing trade secrets and copyrighted materials, including all copies and excerpts of the same.
     8. Non-Solicitation. Executive understands and agrees that Company’s employees and customers and any information regarding Company employees and/or customers is confidential and constitutes trade secrets. As such, for a period of one year following the Separation Date, Executive agrees not to, directly or indirectly, separately or in association with others:
          8.1 Interfere with, impair, disrupt or damage Company’s business by soliciting, encouraging or causing others to solicit or encourage any of Company’s employees to discontinue their employment with Company.
     9. Enforcement. If Executive breaches any of the terms in paragraphs 6, 7 or 8 above or their subparts, Company will immediately cease making the separation payments described in subparagraph 1.1 and 1.2 above, to the extent those payments have not yet been made. This shall in no way limit Company’s right to pursue all legal and equitable remedies available to it as a result of Executive’s breach of this Separation Agreement.
     10. Arbitration of Disputes. The parties agree to arbitrate any and all disputes arising out of or relating to the enforcement of this Separation Agreement, or for the breach hereof, or the interpretation hereof. The arbitration will be conducted in San Francisco, California and shall be before a single, neutral arbitrator selected by the parties. If the parties are unable to agree on a single neutral arbitrator, the arbitrator shall be selected in accordance with the rules of the American Arbitration Association for Employment Disputes (available on-line at www.adr.org). The arbitrator shall have the power to enter any award that could be entered by a judge of a trial court of the State of California, and only such power, and shall follow the law. The parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law, and shall be in accordance with the procedures established for arbitration in the California Code of Civil Procedure (available on-line at www.leginfo.ca.gov/calaw.html). The parties understand that by agreeing to arbitrate their disputes, they are giving up their right to have their disputes heard in a court of law and, if applicable, by a jury. Company shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator.
     11. No Admissions. By entering into this Separation Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Separation Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.
     12. Older Workers’ Benefit Protection Act. This Separation Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f).

Employee, by this Separation Agreement, is advised to consult with an attorney before executing this Separation Agreement.
          12.1 Acknowledgments/Time to Consider. Executive acknowledges and agrees that (a) Executive has read and understands the terms of this Separation Agreement; (b) Executive has been advised in writing to consult with an attorney before executing this Separation Agreement; (c) that Executive has obtained and considered such legal counsel as Executive deems necessary; (d) that Executive has been given twenty-one (21) days to consider whether or not to enter into this Separation Agreement (although Executive may elect not to use the full 21-day period at Executive’s option); and (e) that by signing this Separation Agreement, Executive acknowledges that Executive does so freely, knowingly, and voluntarily.
          12.2 Revocation/Effective Date. This Separation Agreement shall not become effective or enforceable until the eighth day after Executive signs this Separation Agreement. In other words, Executive may revoke Executive’s acceptance of this Separation Agreement within seven (7) days after the date Executive signs it. Executive’s revocation must be in writing and received by Mark Beariault, General Counsel, OpenTV, 275 Sacramento Street, San Francisco, CA 94111-3810, by 5:00 p.m. Pacific Time on the seventh day in order to be effective. If Executive does not revoke acceptance within the seven (7) day period, Executive’s acceptance of this Separation Agreement shall become binding and enforceable on the eighth day (“Effective Date”). The Severance Package shall become due and payable in accordance with paragraph 1, provided this Separation Agreement has not been revoked.
          12.3 Preserved Rights of Executive. This Separation Agreement does not waive or release any rights or claims that Executive may have under the Age Discrimination in Employment Act that arise after the execution of this Separation Agreement. In addition, this Separation Agreement does not prohibit Executive from challenging the validity of this Separation Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.
     13. Severability. In the event any provision of this Separation Agreement shall be found unenforceable by an arbitrator or a court of competent jurisdiction, the provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that Company shall receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
     14. Applicable Law. The validity, interpretation and performance of this Separation Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California.
     15. Binding on Successors. The parties agree that this Separation Agreement shall be binding on, and inure to the benefit of, his or its successors, heirs and/or assigns.
     16. Full Defense. This Separation Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Executive in breach hereof.

     17. Good Faith. The parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Separation Agreement.
     18. Entire Agreement; Modification. This Separation Agreement, including the Stock Option Plan and associated grant documents herein incorporated by reference and the Employee Proprietary Information and Inventions Agreement signed by Executive, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter. It is agreed that there are no collateral agreements or representations, written or oral, regarding the terms and conditions of Executive’s separation of employment with Company and settlement of all claims between the parties other than those set forth in this Separation Agreement. This Separation Agreement may be amended only by a written instrument executed by all parties hereto.
THE PARTIES TO THIS SEPARATION AGREEMENT HAVE READ THE FOREGOING SEPARATION AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS SEPARATION AGREEMENT ON THE DATES SHOWN BELOW.

Dated: June 27, 2007	By:	/s/ James Chiddix

James Chiddix

OpenTV Corp.

Dated: June 27, 2007	By:	/s/ André Kudelski

André Kudelski
Executive Chairman

	By:	/s/ Alan A. Guggenheim

Alan A. Guggenheim
Chief Executive Officer